Credit Agreement Amendment Feb 2016

1006 – 2540 Daniel-Johnson Blvd.

Laval, Québec

H7T 2S3

Amendment to the Credit Agreement

dated July 10, 2017 (including all previous amendments thereto), the “Agreement”

between Canadian Imperial Bank of Commerce (“CIBC”) and Les Systèmes d’Écran Strong/MDI Inc. / Strong/MDI Screen Systems Inc. (the “Borrower”)

Amendments. The Agreement is amended as follows:

New facility

Business Credit Card Facility

Credit Limit:	CAD$ 50,000.

Purpose:	Purchase and payment of goods and services.

Repayment:	On demand in accordance with the CIBC Business Credit Card Agreement
(Business Liability)

Documentation:	CIBC Business Credit Card Agreement (Business Liability).

Other Provisions

Schedule B:	The attached Schedule B, which contains certain additional provisions applicable to the Business Credit Card Facility and certain definitions, forms part of this Letter.

Confirmation: As revised by this Amendment, the Agreement remains in full force.

Dated as of: November 14, 2017

For CIBC:		For the Borrower:		For the Borrower:

By:	/s/ Denis Lemire	By:	/s/ François Barrette	By:	/s/ Suzanne Thouin
Name:	Denis Lemire	Name:	François Barrette	Name:	Suzanne Thouin
Title:	Manager, Commercial Banking	Title:	General Manager	Title:	Executive Director

For Ballantyne Strong Inc.		For Ballantyne Strong Inc.

By:	/s/ D. Kyle Cerminara	By:	/s/ Lance V. Schulz
Name:	D. Kyle Cerminara	Name:	Lance V. Schulz
Title:	Chairman & Chief Executive Officer	Title:	Senior Vice-President, Chief Financial Officer & Treasurer

CIBC Business Credit Card Agreement (Business Liability)

1. Introduction

(a) This Agreement applies to your Credit Card Account, including all Cards and Convenience Cheques associated with your Credit Card Account. This Agreement replaces any prior agreements which governed your Credit Card Account. Signing, using, having a balance on or activating a Card or accessing or making a payment on your Credit Card Account means that you have received, read, understood and agreed to this Agreement. By accepting this Agreement, you have requested the benefits and services provided automatically with the Card, each of which is outlined in more detail in the welcome kit provided to the Business.

(b) When any Cardholder makes a Transaction using the Credit Card Account, we are loaning the Business the amount of the Transaction and the Business is liable to repay the Balance in accordance with this Agreement, without setoff or counterclaim of any kind. All Cardholders are bound by this Agreement, but only the Business is liable to repay the Balance. The Business is responsible for both its own obligations under this Agreement and those of any Cardholders.

2. Other Documents and Agreements

(a) The Summary of Rates and Fees, the Enrolment Form and the Program Description form part of this Agreement.

(b) The CIBC Debit Card Agreement applies when a Card and PIN are used to access a deposit, loan or other non-Credit Card Account(s) that you register on your Card. It does not apply to the use of your Credit Card Account. You are given the CIBC Debit Card Agreement when you obtain a debit card issued by CIBC. The CIBC Electronic Access Agreement also applies when you access your account electronically (such as through CIBC Online Banking or CIBC Mobile Banking). In the event of a conflict between this Agreement and the CIBC Debit Card Agreement or CIBC Electronic Access Agreement, this Agreement will govern to the extent necessary to resolve the conflict. If you use other CIBC products or services in connection with your Credit Card Account, other agreements may also apply.

(c) If you use or access a Mobile Payment App, the terms of use for that app also apply.

(d) You can obtain a current copy of any of the applicable agreements or documents by calling CIBC Contact Centre as set out in paragraph 26 below.

3. Your Rights and Responsibilities

(a) Authorized Transactions. You may use your Credit Card Account to make Transactions in compliance with this Agreement, as long as we permit you to do so. Your Credit Card Account may only be used for business purposes and as permitted by the Business. Transactions are authorized if a Cardholder indicates acceptance of the Transaction through any means acceptable to CIBC.

(b) PIN Confidentiality. You will keep your PIN(s) absolutely confidential and never disclose your PIN to anyone. If CIBC sends you a PIN on a document, you will immediately destroy the document. You will memorize your PIN rather than keep any written record of it. When you choose a PIN, you agree that you will not use all or any part of any number that can be easily obtained or guessed, such as:

- your or a relative's name, birth date or telephone number.
- a number on any of your debit cards, accounts, credit cards or ID cards that you keep with or near your Card.

These obligations apply to PINs assigned or chosen in respect of the Card itself as well as PINs, passwords or biometric authentication information (such as a fingerprint) used in connection with your Credit Card Account or a Mobile Payment App.

(c) Safeguarding your Card. You will keep your Cards safe. This means that at a minimum you will:

- sign your Card immediately when you receive it.
- always keep your Card in your possession.
- take reasonable steps to protect your Card and Card Details from loss, theft or misuse.
- activate your Card before using it if required.
- not allow any other person to use your Card or Card Details.
- immediately notify us of unauthorized Transactions, if your Card or Card Details are lost or stolen or if you suspect someone else knows your PIN.
- change your PIN immediately if you know or suspect it has been compromised.

(d) Pre-Authorized Payment Transactions. If you want to set up pre-authorized payment Transactions with a merchant, you must make those arrangements directly with the merchant. You are responsible for giving the merchant the required information for any pre-authorized payment Transactions, including telling merchants if your Card Details change. However, you agree that if you have a pre-authorized payment and your Card Details change, we may, but are not required to, provide the merchant with your new Card Details. We are not liable if a pre-authorized payment cannot be posted to your Credit Card Account. If you want to stop a pre-authorized payment, you must contact the merchant and then make sure it has been discontinued.

(e) Monthly Statements. The Business must ensure that a monthly statement has been received each month and review it. If the Business finds an error or irregularity (including possible unauthorized or fraudulent Transactions), it must tell us within thirty (30) days of the last day of the statement period shown on the front of its monthly statement. If the Business does not, we may regard the monthly statement as final except for incorrect credits and the Business may not afterwards make a claim respecting any item shown on that statement.

(f) Minimum Payment. The Business must ensure that we receive at least the Minimum Payment by the payment due date, even if a monthly statement is not received on time or at all for any reason.

(g) Return of Cards. CIBC owns all Cards issued on the Credit Card Account. We have the right to cancel any Card issued to you at any time. The Business must return all Cards and Convenience Cheques issued on the Credit Card Account to us if we ask you to do so.

(h) Mobile Payment Apps. If you have registered your Card in a Mobile Payment App, you must comply with the terms of use for the Mobile Payment App, including with respect to deletion of your Card Details from the Mobile App and reporting when your mobile device is lost or stolen.

(i) Prohibited Use of Card. CIBC may block Transactions that we can identify as internet gambling and may refuse to authorize certain types of Transactions as it determines in its sole discretion. In addition, you must not use the Credit Card Account:

- for any fraudulent, illegal or improper purpose, including the purchase of any goods or services prohibited by applicable local law where the Cardholder resides.
- after the expiry date embossed on the Card.
- to pay any amount owed to CIBC or a CIBC affiliate.

(j) Designation of Roles. The Business must designate one or more Card Officer(s) for the Credit Card Account. If the Credit Card Account includes loyalty rewards or other benefits, the Business must also designate a Rewards Officer who must also be a Card Officer designated by the Business. The Business may replace the then current Rewards Officer by nominating another Rewards Officer at any time. The Card Officer may give us instructions or other information by phone, fax, email or other electronic means and we may rely upon such instructions and treat them as if they were original written documents signed by the Business. Such instructions will be subject to the limits and procedures CIBC has in place from time to time. Changes to the identity of the Card Officer(s) or Rewards Officer, type of Card, Credit Limit or Cash Limit and any other information identified by CIBC from time to time must be made by the Business. The Card Officer(s) may not delegate any administrative functions designated by us to be fulfilled by a Card Officer to any individual that is not a Card Officer.

(k) Internal Procedures. The Business is solely responsible for establishing and monitoring procedures for the use of the Credit Card Account. We will have no obligation to ask or validate whether any use of the Credit Card Account is in accordance with any such procedure.

(l) Recordkeeping. The Business must provide us with the name, personal address, personal telephone number and date of birth of each Cardholder in the form requested by CIBC and update us immediately if such information changes. The Business must also promptly advise of any changes to its name or address.

(m) The Business must notify the Cardholders of the relevant terms and conditions of this Agreement and that the Business, and Card Officer(s) designated by the Business, may view, obtain, be provided with or have access to any information relating to the Cardholders' use of the Cards, including Transaction details.

4. Liability for Loss

(a) The Business is responsible for all Transactions and any resulting interest, fees and losses incurred that:

- occur after a Cardholder fails to comply with the "PIN Confidentiality" obligations in paragraphs 3(b) above that arose before we receive written or verbal notice that the Card was lost or stolen (including Transactions which occur using a PIN after a Card is lost or stolen).

- occur through a Mobile Payment App after a Cardholder fails to comply with the "Mobile Payment App" obligations in paragraph 3(h) above.
- occur after a Cardholder allows another person to use the Card, even if the person was a minor or did not comply with any limitations the Cardholder placed on his or her use of the Card.

(b) The Business is not liable if a Card is lost or stolen and unauthorized Transactions are made without a PIN or if the Credit Card Account is accessed without a PIN and without authorization by any Cardholder. A Transaction will be considered unauthorized only if:

i). the Card or Credit Card Account has been used by a person other than a Cardholder and without actual or implied consent;

ii). neither the Business nor any Cardholder receives any benefit from the Transaction; and

iii). you are in compliance with this Agreement.

(c) If you register an account other than the Credit Card Account on a Card and the Card and PIN are used to access that account, the liability for all losses are governed by the CIBC Debit Card Agreement. If you use CIBC Online Banking but do not comply with the CIBC Electronic Access Agreement, you may be liable for all losses and liabilities that result.

(d) You must co-operate fully in any investigation with respect to any loss. If we later determine that a Transaction was authorized, we may reverse any credit provided to the Business and the Business will be liable for the Transaction and any interest, fees or losses. We may take whatever steps we consider necessary to recover lost or stolen Cards.

(e) Paper or electronic evidence is sufficient to establish liability for a Transaction.

5. CIBC Business Credit Card Liability Waiver Program

Notwithstanding Section 4 above, the CIBC Business Credit Card Liability Waiver Program may result in the waiver of the Business' liability for certain unauthorized charges made by Cardholders. The waiver is subject to the terms, conditions, limitations and exclusions set out in the Program Description. The Program may be terminated as set out in the Program Description.

6. Foreign Currency Transactions

(a) We will convert Transactions (other than Convenience Cheques) or credits for returns in a foreign currency to Canadian dollars at the rate of exchange charged to CIBC plus the administration fee set out in the Summary of Rates and Fees. We will convert a Convenience Cheque or a payment on your Credit Card Account in a foreign currency at our branch selling rate for Canadian dollars in effect at the time we process the Convenience Cheque or payment.

(b) This paragraph 6 applies to both credits and debits to your Credit Card Account. Currency conversion may not happen on the day of the Transaction. For credit Transactions made in respect of a prior related Purchase, the Canadian dollar amount credited to your Credit Card Account may be less than the Canadian dollar amount that was originally debited. If you use your Card to obtain a cash withdrawal from an account other than your Credit Card Account at an ATM in some countries outside Canada, the withdrawal may be treated as a Cash Advance from your Credit Card Account rather than a withdrawal from the other account. The Cash Advance fee that applies in these cases is in addition to any other charges that may be levied by the owner or operator of the ATM.

(c) If you make a Transaction outside Canada and choose to pay for the Transaction in Canadian dollars at a specified exchange rate when prompted, that Transaction will be processed by CIBC following the instructions received and the currency conversion rate may be different than set out above.

7. Credit and Cash Limits

(a) Credit Limit and Available Credit. The initial Credit Limit will be set out in the Enrolment Form. Your monthly statement will indicate your current Credit Limit as well as your Available Credit as of the date of the monthly statement. Your Credit Limit is shared among all Cards on your Credit Card Account. Once a Transaction is authorized, your Available Credit will decrease by the amount authorized, whether or not you receive the goods or services at that time. We may change your Credit Limit at any time without prior notice.

(b) Exceeding Your Credit Limit. In certain circumstances, you may exceed your Credit Limit. The Business is responsible for the entire Balance, whether or not it exceeds the Credit Limit and regardless of any limits that have been set for the Credit Card Account or a particular Card. If you have exceeded your Credit Limit, you must immediately repay the amount which exceeds your Credit Limit once we have advised you that you have exceeded your Credit Limit.

(c) Cash Limit and Available Cash. We may set a Cash Limit on your Credit Card Account which is less than your Credit Limit. Your monthly statement will indicate your Cash Limit and Available Cash as of the date of the monthly statement. The Cash Limit

amount is not additional credit beyond your Credit Limit. If a Cash Advance, Convenience Cheque or Balance Transfer would result in your Cash Limit being exceeded, that Transaction may be declined. Partial Transactions will not be processed. Your Cash Limit may be changed by CIBC at any time without prior notice.

(d) Card Spending Limits. The Business may set a Card Spending Limit for each Card, which it may subsequently adjust or remove. The Card Spending Limit(s) will be subject to the overall Credit Limit and Cash Limit on the Credit Card Account, so the funds available to a Cardholder may be less than the Card Spending Limit. A Card Spending Limit will reset monthly, or earlier if the Business requests or if a payment on the Credit Card Account is made by or attributed to the applicable Cardholder. We may also enable the Business to set additional payment controls or
Transaction restrictions. The Business will continue to be fully liable for the Credit Card Account, even if Transactions exceed such controls, limits or Card Spending Limits.

8. Monthly Statements

(a) We may not send the Business a monthly statement every month. The Business' payment obligations are not relieved by a failure to receive a statement or an error in a statement.

(b) We may remove any credits which have been posted in error to your Credit Card Account at any time.

(c) Statements may not be sent on the same date in each month and the payment due date may not always be the same.

(d) If we did not receive full payment of the Balance on your last monthly statement, your payment due date on the current monthly statement may be extended by CIBC to give you extra time to make your payment, but interest will continue to accrue during this period. If this occurs, your payment due date will change back to your regular payment due date when we receive your full Balance.

9. Payments

(a) Minimum Payment. Your monthly statement will show your current month's Minimum Payment, which is calculated as described in the Summary of Rates and Fees. We must receive at least the Minimum Payment on or before the payment due date. If your Credit Limit has been exceeded or there is a past due amount owing, in addition to your Minimum Payment, your monthly statement will also show an amount due immediately which is the greater of (i) the amount by which your Balance exceeds your Credit Limit; or (ii) the amount past due from the prior month. We may offer you the option of not making a Minimum Payment in certain months. If you accept this offer, any regular interest charges will continue to accrue during these months. Failure to make required payments will mean your Credit Card Account is not in Good Standing. A credit to your Credit Card Account which is not a payment does not relieve you of the obligation to make a payment if there is any remaining Balance on your Credit Card Account.

(b) Accepting Payments. It will not diminish our rights if we accept late, partial or other payments not made in accordance with this Agreement or if you mark a cheque or money order as being full payment when it is not.

(c) Timing of Payments. Payments are not credited to your Credit Card Account until we have received them. You must choose a payment method which results in your payment being received by us on time. If you have questions regarding the cut-off times for a payment by transfer of funds to be regarded as received by CIBC on the day it is made, please contact us. If we receive a payment after what we consider to be our normal business hours, that payment will be treated as having been received by us on the next Banking Day. If your payment due date falls on a Holiday, we must receive your payment on the first day following the payment due date which is not a Holiday. Payments made by cash or cheque will be subject to customary hold periods. Your Available Credit and your Available Cash may not be adjusted to reflect your payment until a few days after your payment is received. In certain cases, a payment which is received by us by the payment due date may not be reflected on your next monthly statement, but it will be updated on the following monthly statement.

(d) Automatic Payments. You may authorize us to debit your bank account each month on the payment due date for either the current month's Minimum Payment due or the full Balance in accordance with CIBC procedures.

10. Application of Payments

Any payments we receive towards your Credit Card Account are applied in the following order:

1) interest;

2) fees;

3) previously billed Transactions, in order of interest rate, from the lowest interest rate Transaction to the highest interest rate Transaction. For all Transactions with the same interest rate, payments will be applied in the following order:

   (a) Balance Transfers;

(b) Cash Advances;

(c) Purchase Promotions;

(d) Purchases; and

4) Transactions on your current monthly statement in the same order as previously billed items. Credit balances are applied to unbilled items in the order they are posted to your Credit Card Account.

11. Interest

(a) Interest Rates for Fixed Rate Cards. Interest is initially charged at the rate set out in the Summary of Rates and Fees. Your current annual and daily interest rates are set out on your monthly statement. We may charge different interest rates on different portions of your Balance.

(b) Interest Rates for Variable Rate Cards. Interest is charged at CIBC's prime rate plus the Mark-Up disclosed to you. This combined interest rate is fixed for the entire period covered by a monthly statement and is based on CIBC's prime rate on the 26th of the month preceding the date of a monthly statement. (For example, if a monthly statement is dated September 25, the applicable interest rate is set as of August 26). If the 26th of the month is not a Banking Day, the rate for the period covered by a monthly statement is based on the first Banking Day before the 26th. The annual and daily interest rates applicable in a statement period are set out on your monthly statement. We may charge different interest rates on different portions of your Balance.

(c) Interest on Cash Advances, Balance Transfers and Convenience Cheques. Interest is always charged on Cash Advances, Balance Transfers and Convenience Cheques. Interest is charged on Cash Advances beginning on the day they are taken. For Balance Transfers and Convenience Cheques, interest is charged beginning on the day these Transactions are posted to your Credit Card Account. We stop charging interest on Cash Advances, Balance Transfers and Convenience Cheques on the day we receive a payment which covers the amount of the Transaction, as described in paragraph 10.

(d) Interest on New Purchases (Quebec Residents Only). If the Business' head office is located in Quebec, you will not be charged interest on New Purchases appearing on a monthly statement if we receive payment for the full Balance shown on that monthly statement by the payment due date. If we do not, then interest charges on these New Purchases will appear on your next monthly statement and interest will be charged retroactively on each New Purchase from the Transaction date until we receive a payment which covers the New Purchase, as described in paragraph 10. Any interest which accrues on New Purchases between the date of your last monthly statement and the date we receive the payment will appear on the next monthly statement.

(e) Interest on New Purchases (Non-Quebec Residents). If the Business' head office is not located in Quebec, you will not be charged interest on New Purchases appearing on a monthly statement if we receive payment for the full Balance shown on that monthly statement and the full Balance on your previous monthly statement, by the payment due date. If we do not, then interest charges on these New Purchases will appear on your monthly statement and interest will be charged retroactively on each New Purchase from the Transaction date until we receive a payment which covers the New Purchase, as described in paragraph 10. Any interest which accrues on New Purchases between the date of your last monthly statement and the date we receive the payment will appear on the next monthly statement.

(f) Fees. Fees are treated like Purchases for the purposes of charging interest.

(g) How Interest is Calculated. Interest is calculated by multiplying the total interest-bearing portions of your Balance at the end of each day by the daily interest rate applicable to each portion. The daily interest rate is the annual interest rate divided by the number of days in the year. Interest is calculated daily and added to your Balance monthly. We do not charge interest on interest.

(h) Credit Balances. No interest is paid on credit balances. Credit balances are not deposits and are therefore not insured under the *Canada Deposit Insurance Corporation Act*.

12. Fees

The Business agrees to pay the fees which apply to the Credit Card Account from time to time. Fees are not refundable. Charges or fees for optional features provided by third parties (or fees not described in the Summary of Rates and Fees) are not charged by CIBC, and are treated as Purchases. Notification concerning changes in charges or fees for optional features is subject to the terms and conditions for the optional features.

13. Special Offers

From time to time, we may make special offers to you. The offers can include additional loyalty rewards, the ability to skip payment(s), extended payment due dates or lower interest rates for certain portions of your Balance. A special offer may be for a limited period of time and contain additional terms and conditions. These additional terms and conditions may temporarily override the terms and conditions in this Agreement and if you take any action which indicates that you are accepting a special offer, you will be bound by them. Once the special offer ends, all terms and conditions of this Agreement will apply, including those related to interest and payments.

14. Cash-Like Transactions

Cash-Like Transactions are treated as Cash Advances and are identified automatically for us by the merchant in accordance with the credit card network rules. Questions about whether any particular Transaction will be a Cash-Like Transaction should be directed to the merchant.

15. Special Card Features and Loyalty Programs

(a) We may make special services or benefits available to you including insurance coverage, loyalty programs and memberships. Some of these services and benefits are features of the Credit Card Account and are described in the benefits guide that is included in the welcome kit that is provided to the Business with the Card(s). Others must be enrolled in or purchased separately by you. Card services and benefits are subject to additional terms and conditions which may change from time to time and may be cancelled at any time without notice to you. Certain Card services and benefits may be supplied by third parties; we are not liable for any services or benefits not directly supplied by us. You must deal directly with the relevant third party regarding any dispute.

(b) If your Credit Card Account allows the Rewards Officer to earn loyalty rewards from a loyalty program, the loyalty program terms and conditions apply to his or her participation in the loyalty program and you acknowledge the following:

i). If the Rewards Officer already has a loyalty program account with the Loyalty Program Operator, it is the Rewards Officer's responsibility to provide us with the correct loyalty program account number. If he or she does not provide a loyalty program account number, or if the loyalty program account number provided does not match any existing loyalty program account number, the Loyalty Program Operator will open a loyalty program account in the Rewards Officer's name.

ii). Loyalty rewards will only be awarded to the loyalty program account designated by or opened for the Rewards Officer. The Business acknowledges that loyalty points awarded to the Rewards Officer are the property of the Rewards Officer and subject to the terms and conditions of the loyalty program.

iii). Enrolment is not automatic by virtue of having another CIBC product on which loyalty rewards may be earned.

iv). If the Loyalty Program Operator is not CIBC, then it is not our agent and we are not responsible for the loyalty program or its administration, including the ability or inability to redeem loyalty rewards.

v). The rules of the loyalty program may be changed or the loyalty program may be terminated at any time. If the Loyalty Program Operator is CIBC, we will only send notice of changes to the loyalty program to the Business. The Business is responsible for providing the Rewards Officer with any such notifications.

vi). The arrangement we have with any third party Loyalty Program Operator may be changed or terminated at any time without notice.

(c) If your Card has a loyalty reward program, loyalty rewards may not be awarded if: (i) your Balance exceeds your Credit Limit; or (ii) your Credit Card Account is not open and in Good Standing.

(d) At any time and without notice, we are entitled to permanently remove or direct the removal of loyalty rewards from your loyalty program account which (i) you did not earn or which were otherwise awarded to you in error; or (ii) relate to any portion of your Balance which we retained a third party to assist us in collecting or we determined was uncollectible. Loyalty rewards have no cash value and will be adjusted for any purchase refunds and reversals.

(e) Once we implement a change of your Credit Card Account from one Card type to another (whether initiated by you or by us), the Rewards Officer will cease to earn loyalty rewards (if any) associated with your current Card and will begin to earn the loyalty rewards (if any) associated with the new Card, which will be subject to the terms and conditions of the new loyalty program. Any returns processed after the date of the switch will reduce your rewards in the new loyalty program.

16. Merchant Refunds and Disputes with Merchants

(a) If you authorized a Transaction, you must settle any dispute or claims directly with the merchant. However, if you have been unsuccessful in first resolving the dispute with the merchant, you may contact us to discuss the Transaction. If you are entitled to a refund for any reason, you agree to accept the refund policy of the specific merchant with whom the original purchase was made. We are unable to assist you with merchant disputes in respect of a Convenience Cheque.

(b) We will not be liable if a merchant or other service provider does not give you a credit, imposes any additional charges, charges a different price for purchases with your Card versus other payment types, will not accept your Card or takes any other action.

(c) You must pay for the Transaction in question as shown on the monthly statement; otherwise, you will be charged interest for failing to pay off your full Balance as set out in this Agreement. You may not stop payment on a Transaction. If a merchant agrees to give you a credit, we will credit the Credit Card Account when we receive the merchant's credit voucher. If interest was charged in connection with the Transaction, we will not refund the interest. We may reverse credits. Debits and credits for Transactions may not appear on your Credit Card Account on or effective the same day as the Transaction.

17. Mobile and Contactless Payments

This Agreement applies to all types of Transactions on your Credit Card Account, including Transactions made through a Mobile Payment App and contactless Transactions. CIBC and/or participating merchants may, in their discretion, establish a maximum dollar limit from time to time for a single contactless or mobile Transaction. As a result, you may need to use your physical Card to complete a Transaction if you exceed these limits, even if your Credit Card Account is in Good Standing.

18. Credit Card Accounts Not in Good Standing

(a) If your Credit Card Account is not in Good Standing, it may impact the interest rate, Credit Limit or Cash Limit on your Credit Card Account or result in you losing the benefit of any lower interest rate promotional offers you are participating in.

(b) If your Credit Card Account is not in Good Standing or if this Agreement or your Credit Card Account have been terminated or suspended, we will suspend or cancel the ability to use the Cards or access to the Credit Card Account and we may take any or all of the following steps without notifying you:

i). refuse to honour any Convenience Cheque or Balance Transfer (whether made before or after termination).
ii). require that the total Balance be paid immediately.
iii). take appropriate action to collect the Balance, including (i) debiting any account you have with CIBC or an affiliate, or (ii) redeeming all or any portion of any fixed term deposit you have with CIBC or an affiliate whether matured or not, and applying the funds against the Balance.
iv). require that you return or destroy all Cards and unused Convenience Cheques.
v). take possession of all Cards and unused Convenience Cheques.
vi). pursue any other remedies available at law.

(c) You will pay all our legal fees and expenses incurred (to the fullest extent permitted by law) to recover the Balance and take possession of your Cards.

(d) If your Credit Card Account has a credit balance and you are not in Good Standing with respect to any other indebtedness you have with CIBC or an affiliate, we may use that credit balance to offset that other indebtedness.

19. Changes

(a) If you request a switch from your current Card to another type of CIBC card, we may implement the change as soon as we receive it. We may issue Cards to renew your current Cards or replace them with a different type of card if your current type of Card is discontinued or for other reasons unless you advise us that you do not want us to do so. Replacement Cards may have different features, benefits or loyalty programs. All Cards remain the property of CIBC.

(b) We may permanently or temporarily change any of the terms of this Agreement, any interest rate(s) (including any Mark-Up) and fee(s), any Card features (including loyalty programs) and/or any other items mentioned in the Summary of Rates and Fees at any time with or without prior notice unless advance notice is required by law. CIBC may notify you of such changes by sending a (written or electronic) notice to the Business, posting a notice in CIBC banking centres, displaying a notice on or near CIBC ATMs or by posting a notice on cibc.com. We will send any notice to the most recent address for the Business provided to CIBC for the purposes of receiving monthly statements. Notice may be provided with or set out on your monthly statement or sent separately. A change may apply to both the existing Balance, and to any part of the Balance incurred or any activities taking place after the change is made. The signing of a Card, use of a Card, activation of a Card or having a balance on or accessing or making a payment on your Credit Card Account will mean that you have accepted the change.

20. Termination of this Agreement

(a) The Business may terminate this Agreement at any time by writing CIBC. All Cards on the Credit Card Account will be cancelled upon our receipt of a termination request, but the termination of this Agreement will take effect only when we have received the full Balance.

(b) We may terminate or suspend this Agreement, your Credit Card Account or any Cards at any time without notifying you in advance if your Credit Card Account is not in Good Standing or for any other reason.

(c) If this Agreement or access to your Credit Card Account is terminated or suspended, the Business will continue to be liable for the Balance as of the date of termination or suspension as well as for any Transactions made or authorized on or before the date of termination or suspension but which are posted to your Credit Card Account after that date, and fees, interest and other increases to the Balance which are posted to your Credit Card Account after the date of termination or suspension.

21. Miscellaneous

(a) CIBC's Liability. If you cannot access your Credit Card Account, your Card is not honoured or a Convenience Cheque or Balance Transfer is not accepted, we are not liable, regardless of whether the reason was within our control or not. You understand and agree that, except as otherwise provided in this Agreement, and in addition to those limitations on CIBC's liability set out elsewhere in this Agreement, we are liable to you only for direct damages resulting from our gross negligence, fraud or willful misconduct arising directly from our performance of our obligations under this Agreement; we will not be liable to you for any other direct damages. In addition, we will not under any circumstances be liable to you for any other damages, including, without limitation, indirect, incidental, special, punitive or consequential losses or damages, loss of profits, loss of revenue, loss of business opportunities, or any other foreseeable or unforeseeable loss resulting directly or indirectly out of this Agreement or the services provided to you, even if we were advised of the possibility of damages or were negligent. These limitations apply to any act or omission of CIBC, its affiliates, agents or suppliers, whether or not the act or omission would otherwise give rise to a cause of action in contract, tort, statute or any other doctrine of law. Gross negligence in this paragraph means conduct (whether through action or inaction, or through words or silence) which is (i) a marked and flagrant departure from the conduct ordinarily expected of a reasonable and prudent person in the position of CIBC, or (ii) so wanton and reckless as to constitute an utter disregard for harmful, foreseeable and avoidable consequences.

(b) Business Head Office. We will determine the Business' head office for all purposes based on the mailing address we have on file at that time.

(c) Governing Law. This Agreement will be governed by and interpreted in accordance with Canadian law and the laws of the province or territory in which the Business' head office is located (or of Ontario, if the Business' head office is located outside Canada). You agree to submit to and be bound by these laws and the courts of that province or territory in the event of any disputes arising in connection with your Cards, Credit Card Account and/or this Agreement.

(d) Interpretation. When used in this Agreement, the term "including" means "including, but not limited to." The headings in this Agreement are for convenience only and do not affect the interpretation of the rest of the Agreement. When we refer to this Agreement or other agreements or documents, we are referring to this Agreement and those other agreements or documents as they may be amended, replaced or supplemented from time to time.

(e) Severability and Waiver. If any provision of this Agreement is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, that provision will be severed from this Agreement and the remaining provisions will continue in full force and effect. Our failure to exercise or delay in exercising any rights does not waive any default or prevent us from enforcing those rights later.

(f) Survival. Any provision of this Agreement relating to your responsibilities and liabilities or our rights and liabilities will survive termination of the Agreement.

(g) Assignment. We may at any time, without notifying you, assign your Credit Card Account, any Balance due under this Agreement, and/or our rights and obligations under this Agreement to any Assignee who will be entitled to all of our rights and will be responsible for our obligations under this Agreement to the extent they are assigned by us. If we do so, we can share information concerning your Credit Card Account with prospective purchasers, transferees or assignees. In any such case, we will ensure that they are bound to respect your privacy rights in the same way that we are. You will not assign or transfer the Card or this Agreement or any rights or obligations under this Agreement.

(h) Language. You have expressly requested that this Agreement and any related documented be drawn up in English.
Vous avez expressément exigé que cette Entente et tout document qui s'y rattache, soient rédigés en anglais.

22. Dispute Resolution with CIBC

As a CIBC client, you should expect nothing less than the best possible service every time you deal with us. If you have a concern, we encourage you to follow the complaint procedure outline below. You can speak with us at any banking centre or by calling CIBC Contact Centre at 1-800-465-4653. If the problem is not resolved to your satisfaction you can contact the CIBC Client Care Centre at 1-800-465-2255 or client.care@cibc.com. If you remain unsatisfied, you can contact the CIBC Ombudsman at 1-800-308-6859 or ombudsman@cibc.com. You may also contact us in writing. The CIBC complaint handling process is described in full at www.cibc.com and in the "Our Service Commitment to You" brochure available at any CIBC banking centre. In addition, there are external agencies that monitor Canada's financial industry. You can contact the Ombudsman for Banking Services and Investments (OBSI) whose purpose is to review your complaint if you do not accept the decision of the CIBC Ombudsman. If you have a regulatory complaint or a complaint concerning a voluntary code of conduct or public commitment, you can contact the Financial Consumer Agency of Canada at: 427 Laurier Avenue West, 6th Floor, Ottawa, Ontario K1R 1B9; www.fcac-acfc.gc.ca; or 1-866-461-3222.

23. Voluntary Codes of Conduct

CIBC has adopted a number of "Voluntary Codes of Conduct and Public Commitments," which are available on www.cibc.com.

24. Your Privacy

The collection, use and sharing of personal information from time to time by CIBC will be subject to CIBC's privacy policy. Our privacy policy is available at any banking centre or at www.cibc.com. This policy may be amended, replaced or supplemented from time to time. To help detect and prevent fraud and other criminal activity, we may from time to time provide merchants with verification of your address for internet, telephone and other remote Transactions where an address was provided to the merchant. You acknowledge that the Card Officer and Cardholders may view, obtain or be provided with information about your Credit Card Account, including Transactions, Balance and Available Credit, through any means of communications with CIBC, including discussions initiated by CIBC in respect of possible unauthorized Credit Card Account activity or for other reasons. You also acknowledge that if a Cardholder does not comply with the PIN security rules in paragraph 3(b), other persons may be able to obtain information about your Credit Card Account and we will not be liable to you or any third party for such access to the extent permitted by applicable law.

25. Electronic Communication

You acknowledge and agree that we may provide monthly statements, this Agreement or any other document relating to your Credit Card Account including over the internet or to an email address you provide to us for this purpose. Documents sent electronically will be considered "in writing" and to have been signed and delivered. We may rely on and consider any electronically authenticated document received from you or which appears to have been received from you as authorized and binding on you. You will take reasonable steps to prevent unauthorized access to any monthly statement and any other documents exchanged electronically.

26. Contacting Us

If you need to reach us for any reason, you can contact CIBC Contact Centre 24 hours a day, 7 days a week at: 1-800-465-4653 (Canada and U.S.).

You can also call us to obtain toll-free numbers for certain countries in addition to Canada and the U.S.; from other countries call 1-514-861-4653 (international).

To report a lost, stolen or misused Credit Card, call us at: 1-800-663-4575 (Canada and U.S.) or 514-861-9898 (international).

Other ways to contact us are: Fax: 1-800-897-0551 TTY: 1-877-331-3338
Write to: P.O. Box 4058, Station A
Toronto, ON M5W 1L8

For CIBC Telephone Banking, call 1-800-465-2422 for service in English or 1-888-337-2422 for service in French.

27. Definitions

In this Agreement and in the Summary of Rates and Fees and other disclosures:

Agreement means this CIBC Business Credit Card Agreement (Business Liability), including the Summary of Rates and Fees, the Enrolment Form and the Program Description.

Assignee means a person or entity to which we have assigned, sold, pledged or transferred all or part of our credit card business, an interest in your Credit Card Account or any Balance due under this Agreement and/or any of our rights and obligations under this Agreement, including any subsequent assignee or transferee.

Available Cash means the lesser of (i) your Available Credit; and (ii) your Cash Limit less the aggregate amount of Cash Advances, Balance Transfers and Convenience Cheques outstanding on your Credit Card Account (including the accrued interest on such items) from time to time.

Available Credit means your Credit Limit less your Balance and the aggregate amount of any authorized Transactions.

Balance means the total amount of all Transactions, and all fees, interest and other amounts payable under this Agreement, less any payments or other credits which have been posted to your Credit Card Account.

Balance Transfer means an amount you transfer to your Credit Card Account which either we have agreed is a Balance Transfer or which you have made in response to a balance transfer offer we have made.

Banking Day means a day other than a Saturday, Sunday or bank holiday.

Business means the entity that has entered into this Agreement.

Card means a credit card issued by CIBC to a Cardholder under the Credit Card Account and any renewals or replacements for that credit card that we may issue from time to time.

Card Details means the Card number, expiry date and CVV2 (the security code on the back of the Card).

Card Officer means a Cardholder designated by the Business to have full access to the Credit Card Account and manage the Credit Card Account on behalf of the Business, including the ability to view and make Transactions, request new Cards, request Card cancellations, set Card Spending Limits and request Convenience Cheques.

Card Spending Limit means a monthly spending limit set by the Business for a Card, which may include a Cash Limit specific to that Card.

Cardholder means an individual to whom a Card has been issued at the request of the Business.

Cash Advance means any of the following:

i). cash advances from your Credit Card Account taken at a financial institution or an ATM;
ii). Cash-Like Transactions; and
iii). using CIBC Telephone Banking, CIBC Mobile Banking® or CIBC Online Banking® or any other applicable channel to transfer funds from your Credit Card Account.

Cash-Like Transactions means Transactions involving the purchase of items directly convertible into cash, including casino gaming chips, money orders, wire transfers, certain lottery tickets and traveller's cheques.

Cash Limit means the maximum amount of Cash Advances, Balance Transfers and Convenience Cheques that collectively may be outstanding on your Credit Card Account and includes the accrued interest on such items.

CIBC, we, our or us means Canadian Imperial Bank of Commerce and its subsidiaries, including CIBC Wood Gundy.

CIBC Debit Card Agreement means the CIBC Cardholder Banking Service Agreement.

Convenience Cheque means a cheque we have supplied for use with your Credit Card Account.

Credit Card Account means the CIBC credit card account which we have opened for the Business.

Credit Limit means the credit limit for your Credit Card Account.

Enrolment Form means the CIBC document completed by the Business that is used by CIBC for the purposes of setting up the Credit Card Account and which forms part of this Agreement.

Good Standing means that the Business and all Cardholders on your Credit Card Account are in compliance with this Agreement.

Holiday means Saturday, Sunday and any day which is a statutory Canadian federal, provincial or territorial holiday in the province or territory in which the Business' head office is located.

Loyalty Program Operator means an operator of a loyalty program, which may be CIBC or a third party.

Mark-Up means the markup percentage specified in your Summary of Rates and Fees for a variable rate Card.

Minimum Payment means the minimum payment in respect of your Credit Card Account that must be paid by the payment due date.

Mobile Payment App means an application that enables a Cardholder to use a mobile device to make Transactions.

New Purchase means a purchase appearing on your monthly statement for the first time.

Program Description means the document describing the CIBC Business Credit Card Liability Waiver Program and which forms part of this Agreement.

Purchase means any Transaction other than a Cash Advance, Balance Transfer or Convenience Cheque.

Rewards Officer means the Card Officer designated by the Business to collect loyalty rewards or other benefits offered as a feature of its Credit Card Account.

Summary of Rates and Fees means the document disclosing Credit Card Account fees, interest rates and other terms and which forms part of this Agreement.

Transaction means any use of a Card or Card Details to purchase goods or services or make other charges to your Credit Card Account, including purchases made online or using a Mobile Payment App, as well as Cash Advances, Convenience Cheques and Balance Transfers.

SUMMARY OF RATES AND FEES

<table>
<tr><td>Annual Interest Rates</td><td colspan="3">Purchases: 19.99%
Cash Advances, Balance Transfers and Convenience Cheques: 22.99%
These interest rates are in effect on the date your Credit Card Account is opened.</td></tr>
<tr><td>Interest-Free Grace Period</td><td colspan="3">Your payment due date is at least 21 days after the last day of the monthly statement period shown on a monthly statement. No interest is charged on a Purchase appearing on a monthly statement if we receive payment in full of the Balance by the payment due date.
There is no interest-free period for Cash Advances, Balance Transfers or Convenience Cheques. See 'More information' section for more details.</td></tr>
<tr><td>Minimum Payment</td><td colspan="3">The Minimum Payment is $10 plus any interest and fees (not including the annual fee), plus the greater of any amount by which the new Balance exceeds your Credit Limit or any amount past due from the prior month. If the new Balance is less than $10, the Minimum Payment is the new Balance.</td></tr>
<tr><td>Foreign Currency Conversion</td><td colspan="3">Foreign currency Transactions, except Convenience Cheques, are converted to Canadian dollars on or after the Transaction date and no later than the Transaction posting date. At the time of currency conversion, you are charged the same conversion rate CIBC must pay, plus a fee of 2.5% of the converted amount, on both the debits and credits. A foreign currency Convenience Cheque or payment is converted at CIBC's branch selling rate for Canadian dollars in effect at the time it is processed by CIBC.</td></tr>
<tr><td rowspan="5">Annual Fee(s)</td><td>Card Product</td><td>Credit Card Account (includes 1 Card)</td><td>Additional Cards</td></tr>
<tr><td>CIBC Aerogold* Visa* Card for Business Plus</td><td>$120</td><td>$50</td></tr>
<tr><td>CIBC Aventura* Visa* Card for Business Plus</td><td>$120</td><td>$50</td></tr>
<tr><td>CIBC Corporate Classic Plus Visa* Card</td><td>$20</td><td>$20</td></tr>
<tr><td colspan="3">Annual fees are posted to your Credit Card Account if/when the application is approved and your Card is issued, whether your Card is activated or not, and annually afterwards.</td></tr>
<tr><td>Other Fees</td><td colspan="3">Account maintenance fee: If you have an inactive Credit Card Account with a credit Balance that has not changed for 360 consecutive days, you will be charged a fee of the lesser of $10 or the full credit Balance on that date.
Promotional (low rate) Convenience Cheque or Balance Transfer fee: up to 3% of the amount of the promotional (low rate) Convenience Cheque or Balance Transfer. The exact fee will be disclosed at the time the offer is made to you and will be charged to your Credit Card Account when the Transaction is posted.
The following fees are posted to your Credit Card Account when, or soon after, the Transaction or other activity occurs:
Statement copy fee: $10 is charged for each monthly statement that is requested.
Transaction receipt copy fee: $5 is charged for each copy that is requested.
Cash Advance fee: within Canada $3.50, outside Canada $5.00 for each Cash Advance.
Dishonoured Convenience Cheque or Balance Transfer fee: $40 each.
Dishonoured payment to CIBC fee: $42.50 each.
See 'More information' section for more details.</td></tr>
</table>

More Information

Payment Due Date Extension: If you do not pay your new Balance in full by the payment due date shown on the monthly statement displaying the new Balance, we will extend the payment due date in the following monthly statement period. Interest will continue to accrue for the extended period. When you pay your Balance in full, your payment due date will revert to at least 21 days after the last day of the monthly statement period shown on the next ensuing monthly statements.

Dishonoured Payment to CIBC Fee: The fee applies if a payment on your Credit Card Account made by cheque or preauthorized debit from any financial institution, including CIBC, is not accepted for any reason.

Dishonoured Convenience Cheque or Balance Transfer Fee: The fee applies if a Convenience Cheque or Balance Transfer is not accepted due to insufficient Available Cash or Available Credit.

Fee for Copy of Statement or Transaction Receipt: There is no charge for a copy of the current monthly statement or a Transaction receipt appearing on it or if the inquiry is due to a CIBC error. Transaction receipts may not be available for all types of Transactions.

Interpretation: Capitalized terms used in this Summary of Rates and Fees have the meanings given to them in the Agreement.

Program Description

CIBC Business Credit Card Liability Waiver Program

What is the CIBC Business Credit Card Liability Waiver Program?

The CIBC Business Credit Card Liability Waiver Program allows a Business to request CIBC to waive the Business' liability for certain Unauthorized Charges made by its Cardholders. The Program will waive the Business' liability for Unauthorized Charges up to $50,000 per Active Card Account, in any twelve month period, subject to the terms, conditions, limitations and exclusions in this Program Description.

Program Administration

The Program is a benefit made available to Businesses by CIBC.

Definitions

For the purposes of this Program Description, the following terms are defined as follows:

Active Card Account means, with respect to any date, a Card Account that has had a Charge at any time within the 90 days preceding such date;

Affidavit of Waiver means a written request from the Business requesting CIBC waive, in accordance with the terms and conditions of this Program, the Business' obligation to pay for Unauthorized Charges;

Business means an entity that has entered into a CIBC Business Credit Card Agreement (Business Liability) with CIBC;

Business Day means any day other than Saturday, Sunday or a bank holiday;

Card means a CIBC Aventura® Visa* Card for Business Plus, CIBC Aerogold® Visa* Card for Business Plus or CIBC Corporate Classic Plus Visa* Card, issued by CIBC;

Card Account means the CIBC credit card account which has been opened for the Business;

Cardholder means an individual to whom a Card has been issued by CIBC under a Card Account at the request of the Business, which individual is at least 18 years of age, residing in Canada and an Employee of the Business;

Charges means the amounts, billed or unbilled, to purchase goods or services charged to a Card Account, including purchases made online or using a mobile payment app, as well as cash advances charged to a Card Account;

CIBC means Canadian Imperial Bank of Commerce;

Claim means a request made by the Business for a waiver by CIBC of the Business' liability in respect of an Unauthorized Charge;

Date of Notification means the earliest of:

i). The date of a written notice of immediate or pending employment termination of the Cardholder;

ii). The date the Cardholder leaves the Business' service;

iii). If the Cardholder is a member of a bargaining unit of a union and the employer contract includes grievance procedures, the date the Business files a grievance with the labour arbitrator recommending the Cardholder's employment be terminated; and

iv). The date the Business notifies the Cardholder that the Cardholder can no longer use the Card.

Employee means an individual, including an employee, agent or independent contract personnel of the Business, who performs services for or on behalf of the Business;

Program means the CIBC Business Credit Card Liability Waiver Program;

Program Administrator means Royal & Sun Alliance Insurance Company of Canada, in its capacity as CIBC's authorized administrator of the Program; and

Unauthorized Charge has the meaning ascribed to it under the heading below 'What are Unauthorized Charges?'.

What are Unauthorized Charges?

Unauthorized Charges are Charges to a Card Account incurred by a Cardholder which are charged without the approval of the Business and which do not benefit the Business directly or indirectly in whole or in part.

Unauthorized Charges shall not be waived:

(a) In the event that CIBC receives a request to cancel the Cardholder's Card from the Business more than two (2) Business Days after the Date of Notification, unless such Charges have been incurred within the seventy-five (75) days preceding the Date of Notification;

(b) In the event that CIBC receives a request to cancel the Cardholder's Card from the Business not later than two (2) Business Days after the Date of Notification, unless such Charges have been incurred:

i). within seventy-five (75) days preceding the Date of Notification; and

ii). within the fourteen (14) days after the Date of Notification;

(c) if such Charges are discovered later than sixty (60) days after the termination of the Program; and

(d) Unless both the Date of Notification and the notice from the Business to CIBC to cancel the Cardholder's Card occurs while the Program is in effect.

Program Exclusions

The following Charges are excluded and not waived by CIBC in any instance under the Program:

(a) Charges made by any partner or owner of the Business, or shareholder who owns more than five percent (5%) of the Business' outstanding shares, or an individual who is not an Employee of the Business at the time Charges were incurred;

(b) Interest or fees imposed by CIBC on outstanding unpaid Charges;

(c) Charges to purchase goods or services for the Business or bought for someone else if instructed or approved by the Business;

(d) Charges incurred by the Cardholder more than fourteen (14) days after the Date of Notification.

(e) Charges incurred on or after the Date of Notification if the Card cancellation request was not sent to CIBC within two (2) Business Days of the Date of Notification;

(f) Charges resulting from either a lost or stolen Card or Charges to a Card which is closed, frozen or ninety (90) or more days delinquent;

(g) Cash advances, in excess of $300 per day per Cardholder, or a maximum of $1,000 per Cardholder, whichever is less; and

(h) Any Charges, if at the time the Charges were incurred, the Business had less than two (2) Cards.

What are the Responsibilities of the Business?

The Business may request CIBC to waive the Business' liability for Unauthorized Charges only if the Business meets all of the following requirements.

Within two (2) Business Days of the Date of Notification the Business must:

(a) Use reasonable efforts to retrieve the Card from the Cardholder; or

(b) In cases where the Business does not retrieve the Card from the Cardholder, then on or immediately following the Date of Notification, the Business must deliver to the Cardholder or send by registered mail or courier a written notice (a sample of such notice is attached as Appendix II) stating that the Cardholder's Card has been cancelled, and instruct the Cardholder to:

i). immediately discontinue use of Card; and

ii). immediately pay any outstanding amounts owed in respect of Unauthorized Charges; and

(c) Notify CIBC to cancel the Card.

If the Business does not notify CIBC to cancel the Card within two (2) Business Days of the Date of Notification, CIBC will not waive any Charges incurred after the Business' request to cancel the Card.

How to Make a Claim

Within thirty (30) days of the Date of Notification the Business must:

i). Provide the following information to the Program Administrator (a sample letter the Business may use (but is not obligated to use) to provide the following information is attached as Appendix I):

- A request that CIBC waive the Unauthorized Charges;

- The Date of Notification;
- The Date the Card is cancelled;
- Date of Request of Card cancellation;
- Cardholder's Date of Birth;
- Employment termination date, if applicable;
- The Cardholder's name, Card number, home address, home telephone number, business address, business telephone number and if the Cardholder's employment was terminated, the last known phone number for the Cardholder;
- If the Card was retrieved from the Cardholder, the date it was retrieved and confirmation that the Card is still in the Business' possession; and
- If the Card was not retrieved from the Cardholder, the date the Business instructed the Cardholder in writing to stop using the Card: and
- Business Name, Address and telephone number.

ii). Send an 'Affidavit of Waiver' to the Program Administrator (a sample Affidavit of Waiver the Business may use (but is not obligated to use) is attached as Appendix III).

If the Program Administrator requests additional documents and/or information from the Business (other than as set out above), all additional documents and information must be filed with the Program Administrator within sixty (60) days from the Date of Notification.

Inquiries

Please direct any claim inquiries regarding this Program to the Program Administrator at:
Within the Toronto Region telephone (905) 403-3338
Outside the Toronto Region telephone 1-866-363-3338
Royal & Sun Alliance Insurance Company of Canada
Attention: Claims Management Services
2225 Erin Mills Parkway, Suite 1000
Mississauga, Ontario
L5K 2S9
Please refer to program number PSI051503833

Recovery

If the Business recovers any amounts for Unauthorized Charges from any source after the Business has filed an Affidavit of Waiver with CIBC's authorized administrator, the Business will remit all such amounts to CIBC's authorized administrator within fifteen (15) days of recovery. The Business agrees to assign any rights it may have to collect such amounts from the Cardholder to CIBC.

Insurance

This Program does not cover Unauthorized Charges that are covered by insurance, or any Unauthorized Charges that would have been paid if the Program was not in effect. The portion of Unauthorized Charges that are in excess of those covered by insurance, but less than the limit of what CIBC will waive under this Program are eligible to be waived in accordance with the terms of this Program.

Termination

This Program will automatically terminate on the earliest of the following:

(i) the date the Business' CIBC Business Credit Card Agreement (Business Liability) is cancelled; and

(ii) the date set out in a notice of cancellation of the Program sent to the Business from CIBC, such date to be at least thirty (30) days' from the date of the notice is mailed.

Misstatement

Any fraud, misstatement or concealment by the Business either in regard to any matter affecting this Program or in connection with the making of a Claim shall render this Program in respect of the Business null and void.

Currency

All amounts in this Program Description are in Canadian dollars and all Claims will be paid in Canadian dollars.Program Description

Appendix I to Program Description
CIBC Business Credit Card Liability Waiver Program
Sample Notice of Card Cancellation and Waiver Request

Date

Name

Company

Address

City, Province

Postal Code

Canadian Imperial Bank of Commerce

Address

City, Province

Postal Code

Re: Notice of Card Cancellation and Waiver Request

To: Canadian Imperial Bank of Commerce

Our employee gave notice and/or received written notice of termination and/or left the Business' service. (In the case of a Cardholder who is a member of a bargaining unit, a grievance has been placed with the labour arbitrator recommending that the Cardholder's employment be terminated.)

Date of Notification ______________________

Date of Request of Card Cancellation ______________________

Card Number ______________________

Employment Termination Date ______________________

Cardholder's Name ______________________

Cardholder's Date of Birth ______________________

Home Address ______________________

Home Telephone Number ______________________

Business Name and Address ______________________

Business Telephone Number ______________________

CIBC Business Credit Card Liability Waiver Program

Sample Notice of Card Cancellation and Waiver Request

We understand that in order to request that Unauthorized Charges be waived on the above-card number we must file an Affidavit of Waiver within 30 days of the Date of Notification (as defined in the CIBC Business Credit Card Liability Waiver Program Description in the Cardholder Agreement).

Please be advised that:

Charges *(Check all that apply)*:

☐ The Business is requesting that CIBC waive Unauthorized Charges that have been made by the Cardholder.

☐ The Business is requesting that CIBC waive any Unauthorized Charges yet to be discovered by the Business and charged to the Card.

Retrieval of Card *(Check One)*:

☐ The Business has retrieved the Card which is in our possession. Date Retrieved: ______________________

☐ The Cardholder is still in possession of the Card but has been contacted in writing and directed to discontinue all use of the Card and to return the Card. A copy of the letter sent to the Cardholder is attached.

If I can provide further information I can be reached at ______________________________
(Telephone number/Fax number)

Yours truly,

______________________________ ______________________________
Signature Title *(Must be Corporate Officer)*

____
Title *(Must be Corporate Officer)*

Note: This letter must be forwarded to CIBC within 2 business days of the Date of Notification.

Appendix II to Program Description
Sample CIBC Business Credit Card Liability Waiver Program
Written Notification to Employee of Card Cancellation

Date

Name
Company
Address
City, Province
Postal Code

Employee Name
Home Address
City, Province
Postal Code

Dear (Employee Name):

Please be advised that we have cancelled your Card (Card Number: ____________________), and that your rights to use the card ended when you ceased to be an employee of our Company:

You must discontinue immediately all use of the Card and return it to us if you have not already done so.

You must immediately reimburse the Company for any outstanding amounts owed in respect of your use of the card.

Thank you for your co-operation in this matter.

Yours truly,

______________________________ ______________________________

(Authorized Signature) Name and Title

Appendix III to Program Description
Sample CIBC Business Credit Card Liability Waiver Program
Affidavit of Waiver

Date
Name
Company
Address
City, Province
Postal Code

Canadian Imperial Bank of Commerce
c/o Royal & Sun Alliance Insurance Company of Canada as Program Administrator
Attention: Claims Management Services
2225 Erin Mills Parkway, Suite 1000
Mississauga, Ontario
L5K 2S9

Re: Request for Waiver of Charges under Program # PSI051503833 (the "Program")

Card Number ______________________________
Cardholder's Name ______________________________
Cardholder's Date of Birth ______________________________
Claim Number ______________________________
(as assigned by the Program Administrator)

To: Canadian Imperial Bank of Commerce:

I certify the above named Cardholder with an employment termination date of _____________ (or in the event the Cardholder's employment has not been terminated, the date of cancellation of the Cardholder's card:____________) has used his/her Card to make Unauthorized Charges (as defined in the Program Description), totalling $_________.

Attached you will find a list of the Charges that we have discovered to date *(provide copies of Cardholder's statements and indicate which charges were Unauthorized Charges).*

We request waiver of these Unauthorized Charges under the terms and conditions of the Program.

Yours truly,

______________________________ ______________________________
Signature Name and Title
(Must be Corporate Officer)

______________________________ ______________________________
Witness Signature Name and Title

Note: This letter must be forwarded to the Program Administrator within 30 days of the Date of Notification.